EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-152597, 333-164558, 333-170029 and 333-180287) on Form S-8 and in the Registration Statement (No. 333-167165) on Form S-3 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 14, 2014, relating to our audit of the consolidated financial statements. Our report dated March 14, 2014, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, which appears in this Annual Report on Form 10-K of WaferGen Bio-systems, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ SingerLewak LLP

San Jose, California
March 14, 2014